Exhibit 31.2

CERTIFICATIONS (cont’d)

I, Lorie L. Tekorius, certify that:

1.	I have reviewed this Amendment No. 1 to the quarterly report on Form 10-Q/A of The Greenbrier Companies, Inc. for the quarterly period ended November 30, 2015; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: March 25, 2016

/s/ Lorie L. Tekorius
Lorie L. Tekorius
Senior Vice President, Chief Financial Officer and Treasurer